Exhibit 4.3

BT GROUP PLC

BT GROUP RETENTION SHARE PLAN

As approved by the Board on 14 April 2011 and approved by ordinary resolution of Shareholders in general meeting on 13 July 2011 and amended by the Remuneration Committee on 9 July 2015,

25 October 2016 and 31 July 2019

Expiry date 13 July 2021

THE RULES OF THE BT GROUP RETENTION SHARE PLAN

THE RULES OF THE BT GROUP RETENTION SHARE PLAN

1.	HOW THE PLAN WILL OPERATE

1.1	Policies set by the Board

The Board will, from time to time, set the policies for the Company’s operation and administration of the Plan within the terms of the Rules, which may include the determination of:

1.1.1	the circumstances in which Eligible Executives may be eligible for the grant of an Award;

1.1.2	the performance target (if any) on grant and/or Vesting of Awards, how any such performance target will be selected and whether or not the performance target has been met;

1.1.3	the Retention Period for each Award;

1.1.4	the maximum amount of an Eligible Executive’s Award;

1.1.5	how Awards are granted; and

1.1.6	the extent to which Awards will Vest when Participants cease Employment.

1.2	When Awards will be granted

An Award can be granted at any time provided that the Date of Grant of an Award is not during a Closed Period.

1.3	Awards personal to Participants

Awards cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Awards can be transmitted to his personal representatives. A Participant can renounce his Award within 30 days following the Date of Grant and, to the extent renounced, the Award will be treated as if it had never been granted. If a Participant purports to transfer, assign, charge or otherwise dispose of his Award otherwise than as permitted by this Rule 1.3, his Award shall immediately lapse.

1.4	How Awards are granted

The Company will, from time to time and at its discretion, grant Awards or request the Trustee to grant Awards to one or more recommended Eligible Executives, in accordance with the Rules. An Award can be granted on the basis that it will not Vest in full at the end of one Retention Period, but will Vest in tranches over more than one Retention Period.

1.5	Award certificate(s)

1.5.1	When an Award is granted to a Participant, the Participant will, as soon as administratively practicable, receive either:

(a) one Award certificate for each tranche of the Award, each specifying the number of Shares under that tranche of the Award, the Retention Period in respect of that tranche of the Award and what proportion of the Award may Vest following the end of that Retention Period; or

(b) one Award certificate for the whole Award, specifying the Retention Period applicable to each tranche of the Award and the number of Shares under each tranche of the Award.

1.5.2

An Award certificate will be in such form as the Company may determine from time to time. Where an Award has been granted so as to Vest in tranches, references in the Rules to Retention Period or Vesting (or any other applicable term) shall be read, where appropriate, as relating to the appropriate part of the Award and the Rules shall continue to apply to that tranche of the Award which has not yet Vested.

1.5.3

If within three months after the Date of Grant a Participant fails to sign and return a copy of the Award certificate to the Company acknowledging his or her agreement to be bound by the terms of the Plan or fails to indicate in writing their acceptance of the Award and to be bound by the terms of the Plan, which may include indicating acceptance in electronic form through an online facility, such method being at the Company’s discretion the Award shall (unless the Remuneration Committee determines otherwise) lapse and shall be treated as if it had never been granted.

2.	PERFORMANCE TARGETS

2.1	Awards and performance targets

An Award may be subject, in whole or in part, to a performance target selected by the Company which will normally have to be met before the Award (or that part of it subject to the performance target) can Vest. The Vesting of an Award can be subject to any additional terms and conditions the Company considers appropriate. If the Vesting of an Award is subject to any performance target or any additional terms and conditions, these will be specified at the Date of Grant. If Awards are exchanged under Rule 5.9, the performance target can be varied at the discretion of the Remuneration Committee to take account of this.

If an event or transaction occurs which causes the Company to consider that the performance target subject to which a subsisting Award has been granted is no longer appropriate, the Company may substitute or vary the performance target in such manner (and make such consequential amendments to the rules) as:

(a) is reasonable in the circumstances; and

(b) produces a fairer measure of performance and is neither materially more nor less difficult to satisfy.

The subsisting Award shall then take effect subject to the performance target as so substituted or varied.

2.2	Different performance targets can apply to different Eligible Executives

Awards can be subject to different performance targets for each Eligible Executive.

3.	LIMIT ON THE NUMBER OF SHARES WHICH CAN BE USED

3.1	The limit for all Shares issued and Treasury Shares used under the Plan

The number of Shares which can be allocated under the Plan on any day, when aggregated with the number of Shares allocated in the previous 10 years under:

3.1.1	any other Employees’ Share Scheme, cannot exceed 10 per cent. of the ordinary issued share capital of the Company from time to time; and

3.1.2	any other Employees’ Share Scheme operated on a selective basis, cannot exceed 5 per cent. of the ordinary issued share capital of the Company from time to time.

3.2	Meaning of allocation and exclusion from these limits

The references in this Rule 3 to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued Shares or (for so long as UK institutional shareholders recommend) Treasury Shares under option and, in the case of any other Employees’ Share Scheme, the issue and allotment of Shares, or (for so long as UK institutional shareholders recommend) the transfer of Treasury Shares. For the purposes of the limit in this Rule 3:

3.2.1	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

3.2.2

to the extent that the Vesting of Awards is to be satisfied by the transfer of Shares other than Treasury Shares, already in issue, those Awards will not be treated as granted over unissued Shares or Treasury Shares.

3.3	Adjustment to Shares to be taken into account

Where Treasury Shares transferred, or Shares issued, under the Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 3 and a Variation in the equity share capital of the Company has taken place between the date of transfer or issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the Company considers appropriate to take account of the Variation.

3.4	The individual limit

The Remuneration Committee will, from time to time, set an individual limit on the Market Value (at the Date of Grant) of the Shares the subject of an Award granted to a Participant. This limit cannot be exceeded without the prior approval of the Remuneration Committee. Any subsisting Award will not be taken into account for the purposes of this limit.

4.	RIGHTS IN RELATION TO SHARES PRIOR TO THE VESTING OF AN AWARD

4.1	Voting rights, dividends and other rights

A Participant has no voting rights attaching to the Shares the subject of his Award, nor a right to any dividends nor any other rights attaching to the Shares the subject of such Award prior to the Vesting of the Award in respect of those Shares. However, the Company may, or the Trustee may on the recommendation of the Company, increase the number of Shares the subject of a Participant’s Award after any dividend has been paid in relation to the Shares. Any such increase will be made as follows:

4.1.1

in the case of a dividend in specie paid in order to effect a demerger of the Company, such dividend shall be retained or reinvested as appropriate (net of taxes and, if applicable, associated costs) so that it comprises only shares in the Employing Company; or

4.1.2	in the case of any dividend paid in any other circumstances, the Award shall be increased by an appropriate number of Shares unless the Company recommends otherwise,

and in either case, the number of shares by which the Award is increased must have, unless Rule 4.3 applies, a Market Value on the date of increase which is as close as possible equal in value to the aggregate dividend (net of any taxes) paid in respect of the same number of Shares as those under the Award.

4.2	Events which affect the share capital of the Company

Subject to Rule 4.3, if there is a Variation affecting the share capital of the Company prior to the Vesting of an Award, if the Company thinks it appropriate it, or the Trustee on the recommendation of the Company, may adjust the number of Shares the subject of that Award. Any Participant whose Award is adjusted will be notified in writing of any such adjustment.

4.3	A Variation which is a demerger of the Company

If there is a Variation which is a demerger of the Company, if the Company thinks it appropriate it, or the Trustee on the recommendation of the Company, may adjust an Award so as to be over shares in the Employing Company (“the Adjusted Award”). Each Adjusted Award will be equivalent to the Award which was adjusted (“the Unadjusted Award”) prior to the adjustment. An Adjusted Award will not be regarded as equivalent to an Unadjusted Award unless:

4.3.1	it is governed by the Rules in effect immediately before the preservation of the Unadjusted Award; and

4.3.2

the total Market Value of the shares the subject of the Unadjusted Award is equal to the total Market Value immediately after the adjustment of the shares the subject of the Adjusted Award, calculated by reference to an averaging of the relevant Market Value, as specified by the Company or as recommended to the Trustee, as the case may be.

The provisions of the Plan shall, for this purpose, be construed as if the Adjusted Awards were granted under the Plan at the same time as the Unadjusted Awards. References to the “Company” shall, in relation to the Adjusted Award, be taken as references to the Employing Company and references to “Share” shall be taken as references to a fully-paid share in the Employing Company. The Company will procure the Trustee’s agreement to any amendment to the applicable employee share ownership trust to give effect to this Rule 4.3.

4.4	Malus and claw back

4.4.1

If, subsequent to the grant of an Award (but prior to the Vesting of an Award), facts become known to the Remuneration Committee which, in the absolute discretion of the Remuneration Committee, would justify a reduction in the number of Shares under the Award, the Remuneration Committee shall have the discretion to reduce (including to nil) the number of Shares under the Award to take account of this. For the avoidance of doubt if the Remuneration Committee exercises this discretion, the Award shall be deemed to have been granted over the lower number of Shares (or none, as the case may be) and the Vesting of the Award in accordance with the Rules will be by reference to this reduced number of Shares (if any).

4.4.2

In respect of Awards granted on or after 18 June 2015 if, within the two year period following the Vesting of an Award, facts become known to the Remuneration Committee which, in the absolute discretion of the Remuneration Committee, would so justify, the Remuneration Committee will have the discretion to require a Participant to transfer or pay to the Company or such other person as the Company may direct within 30 days after a written demand from the Company the number of Shares (not exceeding the number of Vested Shares under the Participant’s Award at the date of Vesting) or monetary amount with a value to be determined in the Remuneration Committee’s absolute discretion. If the Participant fails to transfer the Shares or pay the monetary amount specified by the Remuneration Committee in accordance with this Rule 4.4.2 when first requested to do so, the Participant will indemnify the Company against any costs and expenses (including legal fees) that the Company incurs in enforcing this Rule 4.4.2.

4.4.3	The circumstances in which the Remuneration Committee may consider that it is appropriate to exercise its discretion under Rule 4.4.2 include but are not limited to the following:

(i)	behaviour by a Participant which fails to reflect the Company’s governance and business values;

(ii)	material adverse change in the financial performance of the Company or any division in which the Participant works and/or worked;

(iii)	a material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice);

(iv)	misconduct of a Participant which results in or is reasonably likely to result in reputational damage to the Company;

(v)	a material failure in risk management;

(vi)	negligence or gross misconduct of a Participant; and/or

(vii)	fraud effected by or with the knowledge of a Participant.

4.4.4	If the Remuneration Committee exercises its discretion under Rule 4.4.1 or Rule 4.4.2, it shall confirm this in writing to each affected Participant and, if necessary, the Trustee.

5.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY

5.1	General offer: Awards subject to a performance target

If, before an Award which is subject to a performance target has Vested, an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror) that Award will Vest as soon as the change of Control takes effect, but only to the extent specified by the Remuneration Committee in accordance with Rule 5.2.

5.2	The discretion of the Remuneration Committee

The Remuneration Committee will confirm as soon as practicable after the general offer has been made the minimum extent to which an Award which is subject to a performance target may Vest, to the extent that the performance target has been met up to the change of Control taking effect. Subject to this, the Remuneration Committee may in its absolute discretion decide to take other factors into account, which it believes to be relevant in permitting the Award to Vest beyond the extent to which the performance target has been met.

5.3	General offer: Awards not subject to a performance target

If, before an Award which is not subject to a performance target has Vested, an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror) that Award will Vest as soon as the change of Control takes effect. If Rule 5.9 applies, however, Awards will not Vest under this Rule 5.3.

5.4	Extension to Participants of general offer

The Company will use its best endeavours to procure that to the extent a Participant’s Award Vests in accordance with Rule 5.1 or Rule 5.3, the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the general offer.

5.5	Scheme of arrangement: Awards subject to a performance target

If, before an Award which is subject to a performance target has Vested, the court directs that a meeting of the holders of Shares should be convened under Section 899 of the Companies Act 2006 to consider a scheme of arrangement, a Participant’s Award will Vest on the date the scheme of arrangement is sanctioned by the court, but only to the extent specified by the Remuneration Committee in accordance with Rule 5.6. If, however, the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement, Rule 5.9 may, with the consent of the Board, apply. If it does apply, an Award subject to a performance target will not Vest under this Rule 5.5.

5.6	The discretion of the Remuneration Committee

The Remuneration Committee will confirm as soon as practicable after the date of the court’s direction the minimum extent to which an Award which is subject to a performance target may Vest, to the extent that the performance target has been met up to the date the scheme of arrangement is sanctioned by the court. Subject to this, the Remuneration Committee may decide to take other factors into account, which it believes to be relevant in permitting the Award to Vest beyond the extent to which the performance target has been met.

5.7	Scheme of arrangement: Awards not subject to a performance target

If, before an Award which is not subject to a performance target has Vested, the court directs that a meeting of the holders of Shares should be convened under Section 899 of the Companies Act 2006 to consider a scheme of arrangement, that Award will Vest on the date the scheme of arrangement is sanctioned by the court. If Rule 5.9 applies, however, that Award will not Vest under this Rule 5.7.

5.8	Voluntary winding-up

If there is a resolution for a member’s voluntary winding-up of the Company, the Awards will Vest in full conditionally on the resolution being passed.

5.9	The exchange of Awards

If, before an Award has Vested, any company (the “Acquiring Company”):

5.9.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares;

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

5.9.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006; or

5.9.3	becomes bound or entitled to acquire Shares under Sections 979 to 989 of that Act and the Acquiring Company has agreed that the outstanding Awards may be exchanged under this Rule 5.9, the Company may determine that an Award shall be exchanged under this Rule 5.9. On this basis, Participants’ Awards (“Old Awards”) will be automatically surrendered in consideration of the grant to Participants of new awards (“New Awards”) which, in the opinion of the Company, are equivalent to the Old Awards (before the change of Control) but relate to shares in a different company The New Awards will not be regarded as equivalent to the Old Awards unless:

(i)	they are governed by the Rules in effect immediately before the release of the Old Awards; and

(ii)

the total Market Value of the Shares the subject of the Old Awards is equal to the total Market Value immediately after the release of the shares the subject of the New Awards. The provisions of the Plan will, for this purpose, be construed as if the New Awards were granted under the Plan at the same time as the Old Awards.

References to Shares will, in relation to the New Awards, be taken as references to shares of the company whose shares are under New Awards. References to the Company shall be taken to be references to the company whose shares are under the New Awards, where appropriate. The New Awards will not Vest/lapse if Rule 5 applies following and in respect of the change of Control which led to the grant of the New Awards. The Company will procure the Trustee’s agreement to any amendment to the applicable employee share ownership trust to give effect to this Rule 5.9. This Rule 5.9 shall only apply to Awards which are not subject to a performance target unless a scheme of arrangement occurs under Section 899 of the Companies Act 2006 and the purpose and effect of the scheme of arrangement is to create a new holding company for the Company as set out in Rule 5.5, in which case, this Rule 5.9 may, with the consent of the Board, apply to all subsisting Awards.

5.10	Cessation of Employment following a change of Control

If, following the date of any change of Control of the Company (other than a change of Control as a consequence of a scheme of arrangement under Section 899 of the Companies Act 2006 the effect of which was to create a new holding company for the Company, where such holding company had, following the scheme of arrangement, substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement), a Participant’s Employment:

5.10.1	is terminated by his employer for a reason other than misconduct or poor performance; or

5.10.2

ceases following the Participant’s resignation because the nature of his duties are such that the Participant reasonably believes that he has lesser duties and responsibilities than before the change of Control which constitute a material breach of the Participant’s employment contract, then, subject to the remainder of this Rule 5.10:

5.10.3	all his New Awards will Vest in full on the date he so ceases Employment; and/or

5.10.4

provided that if the Participant’s Employment so ceases within the period of 12 months following the date of the change of Control, if any of the Participant’s Awards Vested on the change of Control, the Participant will be entitled to receive a cash amount which is equal in value to the difference between the aggregate Market Value of the Shares he became entitled to when his Award Vested under Rule 5.1 or Rule 5.5 and the aggregate Market Value of the Shares he would have become entitled to had the Award Vested at that time as if the performance target had been met in full. For the purpose of this Rule 5.10.4, the Market Value used shall be the Market Value of a Share as at the date his Award Vested. Any amount payable under this Rule 5.10.4 shall be payable, subject to any deductions required by law to be made, within thirty days after the cessation of Employment concerned and in such currency as the Company shall determine in its absolute discretion.

6.	CEASING TO BE IN EMPLOYMENT DURING THE RETENTION PERIOD

6.1	Ceasing to be in Employment: generally

Unless otherwise provided in the Rules, if a Participant ceases to be in Employment before the end of the Retention Period, all his Awards will lapse in full on the date he so ceases. Notwithstanding any other provision in the Rules, no Award may Vest more than ten years after the Date of Grant.

6.2	Ceasing to be in Employment because of death, injury, ill health or disability

If a Participant ceases or is to cease to be in Employment before the end of the Retention Period because of death, injury, ill health or disability:

6.2.1

in respect of Awards the Retention Period for which will end less than 12 months from the date the Participant so ceases Employment, those Awards will Vest on the date the Participant so ceases Employment; and

6.2.2

in respect of all other Awards the Company may, at its discretion, Vest or recommend the Trustee to Vest, as soon as possible, all or part of any Award and/or preserve all or part of any Award to the extent that it is not Vested immediately. The Award, to the extent that it is preserved, must be preserved until the end of the Retention Period and will continue to be subject to the Rules. To the extent that the Company or the Trustee has not exercised its discretion to Vest or preserve all or part of an Award, it will lapse on the date the Company, or the Trustee, confirms its decision (as the case may be).

6.3	Ceasing to be in Employment because of Redundancy

If a Participant ceases or is to cease to be in Employment before the end of the Retention Period because of his Redundancy, all his Awards will lapse on the date he so ceases. The Company may however, at its discretion, Vest as soon as possible, all or part of any Award and/or preserve all or part of any Award to the extent that it is not Vested immediately. The Award, to the extent that it is preserved, must be preserved until the end of the Retention Period and will continue to be subject to the Rules. To the extent that the Company or the Trustee has not exercised its discretion to Vest or preserve all or part of an Award, it will lapse on the date the Company, or the Trustee, confirms its decision (as the case may be).

6.4	Ceasing to be in Employment because of the sale of a company or business

If a Participant ceases to be in Employment before the end of the Retention Period because the company in the Group which employs him ceases to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is neither a Participating Company nor an Associated Company, all his Awards will lapse on the day he so ceases. The Company may however, at its discretion, Vest, or recommend the Trustee to Vest, as soon as possible, all or part of any Award and/or preserve all or part of any Award to the extent that it is not Vested immediately. The Award, to the extent that it is preserved, must be preserved until the end of the Retention Period and will continue to be subject to the Rules. To the extent that the Company or the Trustee has not exercised its discretion to Vest or preserve all or part of an Award, it will lapse on the date the Company, or the Trustee, confirms its decision (as the case may be).

6.5	Circumstances when a performance target will be treated as if it has been waived

If a Participant’s Awards Vest under Rule 6, any performance target which applies to Vesting will be treated as if it had been waived, unless the Company decides otherwise. If the Company does decide otherwise, Awards will, at the discretion of the Company, and when the relevant event in Rule 6 takes place, either lapse in part and/or to the extent that they do not lapse, will be preserved or Vest on whatever basis the Company decides.

6.6	Ceasing to be in Employment in other circumstances

If, before the end of the Retention Period, a Participant gives or is given notice to leave Employment or ceases to be in Employment without any notice having been given in any circumstances other than the ones referred to in Rule 6.2, Rule 6.3 or Rule 6.4, his Award will lapse on that date, unless the Company decides otherwise.

6.7	Change of circumstances of Employment—deferral of Vesting and lapse provisions

If a Participant ceases to be in Employment before the end of the Retention Period, but continues to provide services to the Group or becomes employed by an Associated Undertaking, the Company may decide that the Participant is deemed not to have ceased Employment and that his Awards will continue to be held subject to the Rules. Rules 5 to 6 will apply when he subsequently ceases to provide services to the Group, or when he ceases to be employed by an Associated Undertaking and is not re-employed by a member of the Group, or in such other circumstances as the Company may determine.

6.8	Exercising discretion to preserve/Vest

If the Company or the Trustee decides to exercise any discretion it has under this Rule 6 as regards Vesting or preservation of an Award it must do so not later than the date which is three months after the date the Participant ceases Employment, failing which the Award will be treated as lapsing in full on the date he so ceases. In the three month period following a Participant ceasing Employment, an Award will not be capable of Vesting under any other provision of the Rules, unless the Company or the Trustee exercises its discretion to preserve an Award.

6.9	The effect of the lapsing of Awards

To the extent that a Participant’s Award lapses, he is not entitled to any Shares which are the subject of that Award.

7.	THE END OF THE RETENTION PERIOD

7.1	Where all or part of the Award is not subject to any performance target

As soon as reasonably practicable following the end of the Retention Period and to the extent that an Award has not already Vested under Rule 5 or Rule 6, the Shares the subject of that part of the Award which is not subject to any performance target will be transferred to a Participant provided that he is still in Employment at the end of the Retention Period.

7.2	Where all or part of the Award is subject to a performance target which has been met

The Company, in its absolute discretion, will decide to what extent the performance target relevant to all or part of each Award has been met as soon as practically possible. To the extent that it has been met at the end of the Retention Period and to the extent that an Award has not already Vested under Rule 5 or Rule 6, the part of the Award subject to the performance target will Vest as soon as practically possible following the Company’s decision. The relevant number of Shares the subject of that part of the Award will be transferred as soon as practicable to a Participant who up until the end of the Retention Period:

7.2.1	was in Employment; or

7.2.2	was not in Employment but to whom the Shares can still be transferred because of Rule 6.

If the performance target is one which provides for Vesting in proportion to the extent that the performance target has been met, the part of the Award which is subject to the performance target will Vest in proportion to the extent that the performance target has, in the Company’s view, been met at the end of the Retention Period.

7.3	If the performance target has not been met

If the Company decides that any performance target which applies to all or part of the Award has not been met at the end of the Retention Period, the Company can decide to extend the Retention Period. If it does make that decision, the Company will also decide whether:

7.3.1	all the Shares which are subject to that part of the Award to which the performance target applies continue to be held subject to the relevant Award until the end of the extended Retention Period; or

7.3.2	some of those Shares continue to be so held, with the balance of the Shares being transferred as soon as possible to the relevant Participants.

If the performance target is not met at the end of the Retention Period, extended under this Rule 7.3, that part of the Award to which the performance target applies will lapse and the Participants will not be entitled to any Shares the subject of that part of the Award. Participants will be notified in writing of any of these decisions.

8.	TRANSFER OF SHARES

8.1	When an Award has Vested

When an Award has Vested, the Participant will be entitled to Shares the subject of that Award. The number of Shares he is entitled to (which will be transferred to the Participant as soon as reasonably practicable) will depend on the extent to which any applicable performance target has been met and will be subject to any withholdings in accordance with Rule 8.2 that may be necessary on account of a Participant’s Tax Liability in respect of the Award.

8.2	Sale of Shares to satisfy a Participant’s Tax Liability

Unless the Participant makes arrangements (satisfactory to the Company) to provide payment in respect of his Tax Liability, the Company or any relevant company in the Group will make arrangements to sell on behalf of the Participant such number of Shares the subject of the Award which has Vested as is necessary to discharge the Tax Liability.

9.	AMENDING THE PLAN

9.1	The Company has discretion to amend the Rules

Subject to the rest of Rule 9, the Company can amend the Rules at any time. The Trustee will be notified of any amendment to the Rules.

9.2	Additional sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Awards may be subject to as additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant, the Company, any Participating Company or Associated Company. Any additional sections must conform to the basic principles of the Plan.

9.3	No abrogation of existing rights

No amendment will be made under Rule 9.1 which would adversely and materially affect the existing rights of a Participant unless it is made with his consent or by a resolution passed as if the Awards constituted a separate class of share capital, and the provisions of the Articles of Association of the Company and of the Companies Act 2006 relating to class meetings (with the necessary amendments) applied to that class.

9.4	Shareholder approval

No amendment to the advantage of Participants (except for an amendment which could be included in an additional section adopted under Rule 9.2) can be made to the provisions in the Rules (if any) relating to:

9.4.1	who can be a Participant; or

9.4.2	the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation,

without the approval by ordinary resolution of the Company in general meeting, except minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Executives or for a member of the Group.

10.	GENERAL

10.1	Notices

Any notice or other communication in connection with the Plan (including, if permitted, Award certificates) can be given by electronic mail or by personal delivery or by post, (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

10.2	Documents sent to shareholders

Participants may, but are not entitled to, receive copies of any notice or document sent by the Company to the holders of Shares.

10.3	Replacement Award certificates

If any Award certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

10.4	Shares to cover Awards

Enough Shares will be available at all times to satisfy all Awards granted.

10.5	Administration of the Plan

The Plan will be administered in a manner approved by the Company. No individual will have any authority in relation to the Plan unless that authority has been approved in accordance with the policy set by the Board. The Company’s decision on any matter concerning the Plan, including whether or not any performance targets in relation to an Award have been met, or the interpretation of the Rules, will be final and binding.

10.6	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company. However, the Company may require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s employees.

10.7	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time the Company shall decide. Termination of the Plan will not affect the subsisting Awards of Participants.

10.8	Rights of Participants and Eligible Employees

Benefits under the Plan will not be pensionable. Nothing in the Plan nor in any instrument executed pursuant to it will confer upon any person any right to continue in the employment of the Group, or will affect the right of the Company or any company in the Group to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group or the Trustee or the Board or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

10.8.1	the lapse of any Awards pursuant to the Rules;

10.8.2	the failure or refusal to exercise any discretion under the Rules; and/or

10.8.3

a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason whatever as a result of the termination of the employment relationship with the Company or any other company in the Group.

10.9	Waiver of any rights

Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason whatsoever (whether lawfully or unlawfully) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Award, the Plan or any instrument executed pursuant to it. If necessary, that person’s terms of employment will be varied accordingly.

10.10	The benefit of Rule 10.8 and Rule 10.9

The benefit of Rule 10.8 and Rule 10.9 is given for the Company and/or the Trustee (where the Award was not granted by the Company), as appropriate for itself and as trustee and agent of the Company (if the benefit is given for the Trustee), and of all the Company’s Subsidiaries or any of its Associated Companies or Associated Undertakings. To the extent that the Company, any Subsidiary or Associated Company or Associated Undertaking of the Company is not party to the grant of an Award, the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 10.8 and Rule 10.9 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this Rule 10.10 to any of them.

10.11	Awards are subject to the Rules

Awards are granted incorporating and subject to the Rules.

10.12	Articles of Association

Any Shares acquired on the Vesting of Awards are subject to the Articles of Association of the Company as amended from time to time.

10.13	Governing Law

The Rules are governed by and interpreted in accordance with the law of England. Each Participant, the Company and any other Participating Company or Associated Company submits to the exclusive jurisdiction of the English courts in relation to any disputes arising out of or in connection with the Plan. The Company may, in its absolute discretion, determine that another law may apply to the application of the Plan outside the United Kingdom.

THE BT GROUP RETENTION SHARE PLAN

U.S. APPENDIX

1.

This Appendix constitutes the part of the Plan that will govern the grant of Awards to Participants who are subject to (or become subject to) United States Income Tax (the “U.S. Awards”). It incorporates all the Rules as set forth above as modified in accordance with the provisions of this Appendix.

2.	How U.S. Awards will be granted

All U.S. Awards will be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company.

3.	Administration of the U.S. Section

The Company shall (i) administer the U.S. Awards in accordance with this U.S. Appendix, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the U.S. Awards and (iii) make such determinations under (including, without limitation, factual determinations), and such interpretations of, and take such steps in connection with, the Rules, the U.S. Appendix and/or the U.S. Awards as it may deem necessary or advisable.

4.	Addition of consistent provisions: certain rights

Any U.S. Award may be subject to any other provision imposed by the Company that is consistent with the purpose and intent of this Appendix. During the Retention Period, a Participant may, in the sole authority and discretion of the Company, and subject to such terms, conditions and limitations as the Board may determine from time to time in its sole authority and discretion, have voting and dividend rights with respect to such Participant’s U.S. Award if a certificate relating to the underlying Shares or ADSs has been issued in the Participant’s name.

5.	Section 16 compliance

If any officer, director or shareholder of the Company receives a U.S. Award and therefore becomes subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall take all appropriate action to ensure that such U.S. Awards under this Appendix are exempt from Section 16(b) under the Exchange Act.

6.	Right to ADSs

The Company may arrange for any U.S. Award to constitute a right to or with respect to ADSs rather than Shares, in which case references to “Shares” in the Plan shall be deemed to be reference to “ADSs”, as the context may require. In its discretion and upon such terms and conditions as it may implement from time to time, the Company may arrange for any U.S. award relating to Shares to be satisfied in the form of ADSs and for any U.S. Award relating to ADSs to be satisfied in the form of Shares.

7.	U.S. Withholding Taxes

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any U.S. Award granted to a Participant under the Plan that the Participant pay to the Company (or the Subsidiary that employs the Participant) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any U.S. Federal, state or local taxes of any kind required to be withheld with respect to it. Any U.S. Award granted under the Plan to a Participant may require the Company or permit the Participant to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or part of the amount of such withholding taxes in Shares or ADSs. Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Company. Any payments made in cash under the Plan are the subject of all U.S. Federal, state or local taxes of any kind required to be withheld with respect to them.

8.	Securities Laws compliance

No Shares or ADSs may be issued or transferred in connection with a U.S. Award unless the Company shall have determined that such issuance, transfer or settlement is in compliance with or pursuant to an exemption from all applicable U.S. Federal and state securities laws.

9.	Certain Definitions

For the purposes of the U.S. Awards, where appropriate the following term shall have the following meaning, notwithstanding any contrary provisions in the Plan:-

“Market Value” in relation to an ADS means an amount equal to the average of the high and low sales prices of ADSs recorded on the New York Stock Exchange on the applicable valuation date.

10.	Amendments to certain provisions of the Rules

In Rule 10.1, “72 hours” shall be deleted and replaced by “7 Dealing Days”.

11.	Amendments to certain provisions of the Rules to comply with section 409A Internal Revenue Code

Rule 4.1

Rule 4.1 shall be amended by adding the following sentence to the end thereof:

“For the avoidance of doubt, any increase in the number of Shares subject to a Participant’s U.S. Award pursuant to this Rule 4.1 shall not affect the settlement terms of the U.S. Award in a manner that would be inconsistent with Rule 7.3.”

Rule 5.9

Rule 5.9 (ii) shall be amended by adding the following new sentence at the end thereof:

“Such New Awards shall meet the requirements of U.S. Code Section 409A and any applicable regulations relating to substitutions and assumptions of stock rights by reason of a corporate transaction.”

Rule 5.10

Rule 5.10 shall be deleted and replaced with the following new Rules 5.10, 5.11 and 5.12:

“5.10	Cessation of Employment following a change of Control

If, at any time within the period of 12 months following the date of any change of Control of the Company (other than a change of Control as a consequence of a scheme of arrangement under Section 899 of the Companies Act 2006 the effect of which was to create a new holding company for the Company, where such holding company had, following the scheme of arrangement, substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement), a Participant’s Employment:

5.10.1	is terminated by his employer for a reason other than misconduct or poor performance; or

5.10.2

ceases following the Participant’s resignation because there has been a material diminution in the authority, duties or responsibilities in respect of the Participant’s Employment (a “Material Diminution”) compared to before the change of Control the Participant, subject to Rule 5.11, shall be entitled to receive an amount which is equal in value to the difference between the aggregate Market Value of the Shares he became entitled to when his U.S. Award Vested under Rule 5.1, Rule 5.3, Rule 5.5 or Rule 5.7 and the aggregate Market Value of the Shares he would have become entitled to had the U.S. Award Vested at that time as if the performance target had been met in full. For the purposes of this Rule 5.10, the Market Value used shall be the Market Value of a Share as at the date his U.S. Award Vested. Any amount payable under this Rule 5.10 shall be payable, subject to any deduction required by law to be made, within thirty days after the cessation of Employment concerned.

5.11	Interpretation of Rule 5.10

For the purposes of Rule 5.10.2, a Participant’s resignation will not be regarded as being due to a Material Diminution unless:

5.11.1	within 90 days of the Material Diminution first arising, the Participant has notified his employer of the Material Diminution; and

5.11.2

the Participant’s employer has not, within 30 days of the notification under Rule 5.11.1, taken action to ensure that there is no longer a Material Diminution in respect of the Participant’s Employment.

5.12	Compliance with U.S. Code Section 409A – General Offer; Scheme of Arrangement; Winding-Up

In the event a U.S. Award becomes Vested prior to the end of the Incentive Period pursuant to Rule 5.1, Rule 5.4 or Rule 5.6, such U.S. Award shall be settled and Shares or ADSs issued or transferred at a time consistent with the provisions of Rule 7.3. Any amount required to be paid to a Participant pursuant to Rule 5.8 shall be paid at a time consistent with the provisions of Rule 7.3. Shares or ADSs transferred with respect to a U.S. Award shall not be held in, or transferred, from the Trust in violation of Code Section 409A(b) “

Rule 6.8

Rule 6.8 shall be deleted and replaced with the following new Rule 6.8:

“6.8 Compliance with U.S. Code Section 409A – Changes in Employment Status

In the event a Participant’s U.S. Award Vests pursuant to Rule 6.2.1 or the Company elects to Vest all or part of an U.S. Award pursuant to Rule 6.2.2, Rule 6.3, Rule 6.4, or Rule 6.6, such U.S. Award shall be settled and Shares or ADSs issued at a time consistent with the provisions of Rule 7.4. In no event will the Company elect to preserve or continue the U.S. Award of a Participant pursuant to Rule 6.2.2, Rule 6.3, Rule 6.4, Rule 6.6 or Rule 6.7 in a manner that would permit the U.S. Award to be settled at a time that would be inconsistent with the provisions of Rule 7.4.”

Rule 7.4

The following shall be added to the Rules as Rule 7.4:

“7.4 No Deferral of Compensation is Permitted

The Rules of this Plan and the U.S. Awards made thereunder shall be applied in a manner so as not to constitute a deferral of compensation for purposes of U.S. Code Section 409A . In particular, the periods during which holders of U.S. Awards may receive Shares or ADSs to which they are otherwise entitled (whether pursuant to Rule 5, Rule 6 or this Rule 7) shall be compliant with the short-term deferral exemption provided for under the regulations implementing U.S. Code Section 409A. Accordingly, no U.S. Award shall be paid after the 15th day of the third calendar month following the later of (i) the last day of the fiscal year of the Company or Subsidiary that employs the Participant in which such U.S. Award is no longer subject to a “substantial risk of forfeiture” (as defined for purposes of U.S. Code Section 409A), or (ii) the last day of the calendar year in which such U.S. Award is no longer subject to a substantial risk of forfeiture.”

THE BT GROUP RETENTION SHARE PLAN

DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Rules which have capital letters have the meanings set out below. In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.	DEFINITIONS

ADSs	American depositary shares each representing five ordinary shares in the Company;

Appropriate Period

means:

(i) in the case of Rule 5.9.1, any time before the general offer closes;

(ii)  in the case of Rule 5.9.2, any time before midday on the day immediately before the date for which the shareholders’ meeting is convened; and

(iii)  in the case of Rule 5.9.3, any time during which the acquiring company remains bound or entitled (or, if the Company determines, the period of 30 days following the date on which the acquiring company became so bound or entitled);

Associated Company	in relation to the Company:

(i) any company which has Control of the Company; or

(ii) any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;

Associated Undertaking	a company or partnership in which the Company has an interest through a shareholding or otherwise;

Award	a contingent right to acquire Shares under the Plan which has been granted or is proposed to be granted under the Plan;

Board	the board of directors for the time being of the Company or a duly authorised committee of it;

Closed Period	a period when the PDMRs of the Company are prohibited from dealing in Shares under the Criminal Justice Act 1993, Part VIII of the Financial Services Market Act 2000 (market abuse) or the Market Abuse Regulation (EU) 596/2014 on transactions in securities, the Company’s share dealing code or under any other statute, regulation or similar code to which the Company is subject;

Company

BT Group plc (registered no. 4190816) unless:

(i) Rule 4.3 operates, in which case it shall mean the Employing Company, or

(ii)  Rule 5.9 operates, in which case it shall mean the company referred to in Rule 5.9,

which, in all cases, for the purposes of the Rules, may act through the Board or through any two employees of the Group authorised to act in accordance with the policies established under Rule 1;

Control	has the meaning given by Section 995 of the Income Tax Act 2007;

Date of Grant	in relation to an Award, the date on which that Award is granted;

Dealing Day	a day on which the London Stock Exchange is open for transaction of business;

Definitions Appendix	this appendix which forms part of the Rules;

Eligible Executive	any person (including one who is a director of the Company) who, at the Date of Grant, is an employee of the Company or a Subsidiary;

Employees’ Share Scheme	An employees’ share scheme (as defined by Section 1166 of the Companies Act 2006) established by the Company;

Employing Company

following a demerger of the Company, the company whose shares are listed on the London Stock Exchange and is the ultimate holding company (as defined in section 1159 of the Companies Act 2006) of:

(i) the business within which the Participant is employed; or

(ii)  where the Participant ceased employment with the Group prior to the demerger, the company which employed the Participant at the time that his Award was made;

Employment	Employment as an employee of a Participating Company or an Associated Company;

Group	Participating Companies and Associated Companies;

London Stock Exchange	the London Stock Exchange plc (or any successor body carrying on the business of the London Stock Exchange) or, where the context so requires, the New York Stock Exchange or any other exchange on which the Shares are listed or traded;

Market Value

in relation to a share on any day, an amount equal to:

(a) if and so long as the Shares are admitted to trading on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on, at the discretion of the Company, (i) that day, or (ii) the Dealing Day immediately preceding that day, or (iii) the average middle market quotation of the three Dealing Days immediately preceding that day; and

(b) subject to (a) above, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 on the Date of Grant (or such earlier date as determined by the Company);

Participant	an Eligible Executive to whom an Award has been granted or, (where the context requires) his personal representatives;

Participating Company	the Company or any Subsidiary designated by the Board as a Participating Company;

Plan	the BT Group Retention Share Plan constituted by the Rules;

Plan Period	the period starting on the date on which the shareholders of BT Group plc approve in general meeting the adoption of the Plan and ending on the tenth anniversary of that date;

Redundancy	ceasing to be in Employment because the Company has decided that there is no longer any requirement or there is a reduced requirement for the Participant to perform the work which he previously performed;

Remuneration Committee	the duly authorised remuneration committee of the Board all of whose members are non-executive directors;

Retention Period	in relation to an Award, the period or periods specified at the Date of Grant and at the end of which all or part of an Award may Vest, which will normally be a period of three years but may be more or less, at the discretion of the Company;

Rules	the rules of the Plan, including the Definitions Appendix, as amended from time to time;

Share

a fully paid ordinary share in the capital of the Company unless:

(i) Rule 4.3 operates in which case it shall mean a fully paid ordinary share in the capital of the Employing Company; or

(ii)  Rule 5.9 operates in which case it shall mean a fully paid ordinary share in the capital of the company referred to in Rule 5.9;

Subsidiary	a company which in relation to the Company is a company as defined by Section 1159 of, and Schedule 6 to, the Companies Act 2006;

Tax Liability	in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contribution which any company in the Group is required to, or may account for and on behalf of or, if permitted, in respect of that Participant’s Award;

Treasury Share	a Share held by the Company in treasury in accordance with sections 724 to 732 of the Companies Act 2006;

Trustee	the trustee from time to time of an employee share ownership trust established by the Company as an Employees’ Share Scheme;

U.S. Awards	an Award applicable to a Participant who is subject to (or becomes subject to) U.S. Income Tax;

U.S. Income Tax	income tax imposed by the United States Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder, including any applicable exemptions from the general requirements thereof (collectively, “ U. S. Code Section 409A”);

Variation

means:

(i) in relation to the equity share capital of the Company:

(a)   a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(b)   any other variation; or

(ii)  a demerger of the Company

which, would, in the opinion of the Company, justify an adjustment to any Award; and

Vest, Vested or Vesting	in relation to an Award, the point at which a Participant becomes absolutely entitled to all or some of the Shares the subject of that Award, provided that if this would be on a day which is in a Closed Period, the day on which that Award vests will be the first Dealing Day following the end of the Closed Period.